Exhibit 99.1

AMERICAN PHYSICIANS SERVICE GROUP, INC.

ANNOUNCES COMPLETION OF ACQUISITON OF MEDICAL

MALPRACTICE PARTNER

AUSTIN, TEXAS, March 22, 2007 - American Physicians Service Group, Inc. (“APS”) (NASDAQ: AMPH) today announced that at a Special Meeting of Shareholders held March 22, 2007, its shareholders had approved issuance of its common and preferred shares for the acquisition of American Physicians Insurance Exchange (“APIE”). APIE policyholders also approved the transaction on the same day. The acquisition will close effective April 1, 2007.

The companies announced the transaction on June 5, 2006 and have been working since then to obtain required regulatory approvals. The purchase price is $39 million, comprised of approximately 2.0 million shares of APS common stock issued to the policyholders of APIE and the conversion of approximately $10.4 million of APIE obligations into mandatorily redeemable APS preferred stock. The preferred stock has a 3% annual dividend and must be redeemed at the rate of not less than $1 million per year until December 31, 2016 at which time it must have been fully redeemed.

Mr. Ken Shifrin, Chairman of the Board of APS said, “This merger has involved over a year of planning and execution, but rather than bringing us to the end of a process, it really brings us to the start of a great new growth opportunity for the company. The new flexibility and resource opportunities afforded by this merger already have us actively exploring ways to achieve organic growth, growth through geographic expansion, and growth through acquisition. This is an exciting time for us.”

Mr. Shifrin concluded, “I would like to thank the APIE board of directors and our staff for their tireless effort in seeing this transaction through. I would also like to thank the policyholders of APIE and our shareholders for their vision in approving it by significant majorities. Both companies reported that over 77% of all eligible voters responded, with votes in favor of the transaction being at least 96% of votes cast.”

APS is a management and financial services firm with subsidiaries and affiliates which provide medical malpractice insurance services for doctors and brokerage and investment services to institutions and high net worth individuals. The Company is headquartered in Austin, Texas and maintains offices in Dallas.

This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company’s future results, please see the Company’s recent filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations. Copies of the filings are available upon request from the Company’s investor relations department.

For further information, visit APS’ website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. W. H. Hayes, Sr. Vice President - Finance

American Physicians Service Group, Inc.

1301 Capital of Texas Highway, C-300

Austin, Texas 78746 - (512)328-0888